Michael Porter, President Jeffrey Myhre, VP - Editorial
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HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna,
Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com

FOR IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER DELIVERS GENERATOR SET TO ITM POWER

Delivery Marks Milestone in Collaboration for Turn-key Hydrogen-Fueled System

ALGONA, IA, September 11, 2008 -- Hydrogen Engine Center, Inc., (OTC BB: HYEG) (HEC) developer of systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems, has announced the delivery of an 8kW hydrogen-fueled generator set to ITM Power Plc (ITM) for demonstration purposes in the United Kingdom. The delivery of the unit which has been developed and is sized to be suitable for use in conjunction with the ITM electrolyzer based ‘10kW Home refueling Unit’ marks a significant milestone in the Memorandum of Understanding (MOU) between HEC and ITM.

According to the MOU, both parties intend to develop non-polluting grid-independent power systems utilizing HEC’s hydrogen-fueled electrical generator set and engine controller along with ITM’s low cost electrolyzer technology. This system could essentially provide the technology and equipment necessary to operate on renewable energies such as wind and/or solar power.

Ted Hollinger, President and CEO of Hydrogen Engine Center, said, “The delivery of the generator to ITM Power shows evident progress in our joint goal toward producing carbon-free turn-key systems. With the successful testing of our generator set with ITM’s electrolyzer technology, we intend to progress into further discussions with ITM regarding commercialization of the system.”

HEC expects to receive an electrolyzer from ITM on completion of the current ITM development program. Upon receipt of that unit, HEC will begin conducting trial testing on the combined generator-electrolyzer system. ITM will also be conducting trial testing on a similar system. Data collected from both trials will be gathered and analyzed to better determine potential commercialization avenues for the system. Potential markets for these systems may include cell phone towers along with small renewable energy systems (power range up to 30kW), such as wind and solar applications. In addition to those markets, consumers may also see these systems commercialized globally for small business applications and home use. The intent is to increase the system’s capabilities over time to include larger industrial applications (power range between 30kW and 100kW).

Jim Heathcote, CEO of ITM, said “we have anticipated receiving this unit and we believe that this combination of technologies is highly complementary”.

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About ITM Power Plc:
ITM Power Plc believes it has developed and patented the keys to revolutionise the hydrogen economy and is set to become one of the UK’s leading innovators within the alternative energy sources industry. www.itm-power.com

ITM Power is quoted on the London Stock Exchange’s Alternative Investment Market (AIM) under the ticker symbol “ITM”.

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (HEC) develops systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems. These technologies are for use by customers and partners in the industrial and power generation markets. These solutions and the engines using them are designed to run on hydrogen, ethanol, methanol, ammonia and traditional fuels. Engines and engine products are sold under the brand name Oxx Power™. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased or unforeseen levels of competition for the Company, new products and technological changes, the Company’s ability to hire and retained qualified employees, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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